Exhibit 99.1

Vantage Drilling International Reports Fourth Quarter and Full-Year 2022 Results

HOUSTON, March 23, 2023 (GLOBE NEWSWIRE) -- Vantage Drilling International ("Vantage" or the “Company”) reported a net loss attributable to controlling interest of approximately $16.4 million, or $1.25 per diluted share, for the three months ended December 31, 2022, based on the weighted average shares outstanding, as compared to a net loss attributable to controlling interest of $23.5 million, or $1.79 per diluted share, for the three months ended December 31, 2021.

For the year ended December 31, 2022, Vantage reported a net loss attributable to controlling interest of approximately $3.4 million or $0.26 per diluted share, as compared to a net loss attributable to controlling interest of $110.1 million or $8.40 per diluted share for the year ended December 31, 2021.

As of December 31, 2022, Vantage had approximately $93.3 million in cash, including $19.2 million of restricted cash, compared to $90.6 million in cash, including $17.3 million of restricted cash, at December 31, 2021. The Company used $18.9 million in cash from operations in 2022 compared to $70.4 million used in 2021. At December 31, 2022, Vantage maintained $29.0 million of cash pre-funded by our Managed Services customers to address near-term obligations associated with the operation of their rigs.

Ihab Toma, CEO, commented: “I am very proud of our operational and financial performance in 2022. The Company’s four owned rigs were contracted for most of the year with the Tungsten Explorer concluding its successful campaign in Cyprus in December before beginning to prepare to work in Namibia. The Company’s managed rigs also performed well as the West Capella concluded a strong campaign in Indonesia and prepares to commence a campaign in East Africa in Q2 2023 before returning to Indonesia in Q3 2023. Furthermore, the West Polaris finished its reactivation and successfully went on contract in December 2022 for ONGC. I am very pleased that the Emerald Driller Company supported rigs in Qatar continue to perform well and to the satisfaction of their respective clients.”

Mr. Toma continued: “As I reflect on the year, 2022 represented an important inflection point for the Company and the industry as a whole, as the Company generated positive EBITDA in each of the four quarters. Industry fundamentals are projected to remain strong with day rates and utilization reaching levels not seen since 2015. With strong industry sentiment and the closing of our refinancing earlier this month, the Company is well positioned for the future while our focus remains the same. We are committed to ensuring our employees stay safe and providing our clients with excellent service.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of two ultra-deepwater drillships, and two premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and gas companies. Vantage also markets, operates and provides management services in respect of, third party-owned drilling units. www.vantagedrilling.com.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements. Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures

We report our financial results in accordance with generally accepted accounting principles (GAAP) in the United States. However, in our earnings release and during our earnings calls we may reference company information that does not conform to GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Management believes that an analysis of this data is meaningful to investors because it provides insight with respect to ongoing operating results of the Company and allows investors to better evaluate the financial results of the Company. However, these measures should not be viewed as an alternative to or substitute for GAAP measures of performance, and these non-GAAP measures may not be consistent with previously published Company reports on Forms 10-K, 10-Q and 8-K. Non-GAAP measures we may reference have been reconciled to the nearest GAAP measure in the tables entitled Reconciliation of GAAP to Non-GAAP Financial Measures below.

Public & Investor Relations Contact:

Douglas E. Stewart

Chief Financial Officer and General Counsel

Vantage Drilling International

C/O Vantage Energy Services, Inc.

777 Post Oak Blvd., Suite 440

Houston, Texas 77056

(281) 404-4700

Vantage Drilling International
Consolidated Statement of Operations
(Unaudited, in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Revenue
Contract drilling services	$32,367	$39,341	$154,116	$131,703
Management fees	2,449	1,066	10,834	2,351
Reimbursables and other	41,373	9,395	113,766	24,366
Total revenue	76,189	49,802	278,716	158,420
Operating costs and expenses
Operating costs	65,065	43,886	234,832	150,668
General and administrative	5,264	5,484	23,009	20,539
Depreciation	11,024	13,819	44,428	56,242
Gain on EDC Sale	4	—	(61,409)	—
Total operating costs and expenses	81,357	63,189	240,860	227,449
(Loss) income from operations	(5,168)	(13,387)	37,856	(69,029)
Other (expense) income
Interest income	1,080	6	1,108	124
Interest expense and other financing charges	(8,840)	(8,505)	(34,351)	(34,034)
Other, net	(1,519)	(270)	(3,668)	(2,171)
Total other expense	(9,279)	(8,769)	(36,911)	(36,081)
(Loss) income before income taxes	(14,447)	(22,156)	945	(105,110)
Income tax provision	2,530	1,378	4,313	5,141
Net loss	(16,977)	(23,534)	(3,368)	(110,251)
Net loss attributable to noncontrolling interests	(619)	(73)	(13)	(114)
Net loss attributable to shareholders	$(16,358)	$(23,461)	$(3,355)	$(110,137)

EBITDA (1)	$4,956	$235	$78,629	$(14,844)

Loss per share
Basic and Diluted	$(1.25)	$(1.79)	$(0.26)	$(8.40)
Weighted average ordinary shares outstanding,
Basic and Diluted	13,115	13,115	13,115	13,115

(1) EBITDA represents net income (loss) before (i) interest income (expense), (ii) provision for income taxes and (iii) depreciation and amortization expense. EBITDA is not a financial measure under GAAP as defined under the rules of the SEC, and is intended as a supplemental measure of our performance. We believe this measure is commonly used by analysts and investors to analyze and compare companies on the basis of operating performance.

Vantage Drilling International
Supplemental Operating Data
(Unaudited, in thousands, except percentages)

	Three months ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021
Operating costs
Jackups	$4,317	$8,055	$36,225	$33,824
Deepwater	17,350	14,169	68,567	41,939
Third party Rigs	2,295	4,815	2,289	9,272
Sold rigs/Held for sale	20	11,528	10,722	45,851
Operations support	2,595	2,267	10,975	9,071
Reimbursables	38,488	3,052	106,054	10,711
Total operating costs	$65,065	$43,886	$234,832	$150,668
Utilization (1)
Jackups	100.0%	99.6%	72.7%	68.9%
Deepwater	90.1%	26.8%	94.2%	38.4%

Sold rigs/Held for sale	N/A	90.3%	43.6%	64.4%
(1) Excludes rigs under bareboat charter contracts to third parties.

Vantage Drilling International
Consolidated Balance Sheets
(Unaudited, in thousands, except share and par value information)

	December 31, 2022	December 31, 2021

ASSETS
Current assets
Cash and cash equivalents	$74,026	$73,343
Restricted cash	16,450	1,621
Trade receivables, net of allowance for credit losses of $5.0 million each year	62,776	37,527
Materials and supplies	41,250	37,580
Assets held for sale	—	117,117
Prepaid expenses and other current assets	25,621	18,309
Total current assets	220,123	285,497
Property and equipment
Property and equipment	647,909	645,622
Accumulated depreciation	(309,453)	(266,018)
Property and equipment, net	338,456	379,604
Operating lease ROU assets	1,648	2,450
Other assets	18,334	31,843
Total assets	$578,561	$699,394

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$57,775	$31,420
Liabilities held for sale	66,179	31,533
Other current liabilities	—	6,720
Total current liabilities	123,954	69,673
Long–term debt, net of discount and financing costs of $773 and $3,142	179,227	346,858
Other long-term liabilities	12,881	17,012
Commitments and contingencies
Shareholders' equity
Ordinary shares, $0.001 par value, 50 million shares authorized; 13,115,026 shares issued and outstanding each year	13	13
Additional paid-in capital	633,863	633,847
Accumulated deficit	(373,147)	(369,792)
Controlling interest shareholders' equity	260,729	264,068
Noncontrolling interests	1,770	1,783
Total equity	262,499	265,851
Total liabilities and shareholders' equity	$578,561	$699,394

Vantage Drilling International
Consolidated Statement of Cash Flows
(Unaudited, in thousands)

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,368)	$(110,251)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	44,428	56,242
Amortization of debt financing costs	1,639	1,639
Share-based compensation expense	79	395
Loss on debt extinguishment	730	—
Deferred income tax expense	708	369
Gain on disposal of assets	(1,600)	(2,640)
Gain on EDC Sale	(61,409)	—
Changes in operating assets and liabilities:
Trade receivables, net	(42,241)	(20,116)
Materials and supplies	(4,155)	(1,624)
Prepaid expenses and other current assets	(9,878)	(3,306)
Other assets	(22,461)	(12,312)
Accounts payable	44,469	10,094
Other current liabilities and other long-term liabilities	34,185	11,119
Net cash used in operating activities	(18,874)	(70,391)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(10,277)	(7,045)
Net proceeds from EDC Sale	198,700	—
Net proceeds from sale of assets	3,100	—
Net proceeds from sale of Titanium Explorer	—	13,557
Net cash provided by investing activities	191,523	6,512
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(170,000)	—
Net cash used in financing activities	(170,000)	—
Net increase (decrease) in unrestricted and restricted cash and cash equivalents	2,649	(63,879)
Unrestricted and restricted cash and cash equivalents—beginning of period	90,608	154,487
Unrestricted and restricted cash and cash equivalents—end of period	$93,257	$90,608

Vantage Drilling International
Non-GAAP Measures
(Unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
Reconciliation of EBITDA	2022	2021	2022	2021
Net loss attributable to shareholders	$(16,358)	$(23,461)	$(3,355)	$(110,137)
Depreciation	11,024	13,819	44,428	56,242
Interest income	(1,080)	(6)	(1,108)	(124)
Interest expense and other financing costs	8,840	8,505	34,351	34,034
Income tax provision	2,530	1,378	4,313	5,141
EBITDA	$4,956	$235	$78,629	$(14,844)